EXHIBIT 99.1

Adept Technology Reports Fourth Quarter Fiscal Year 2012 Results

PLEASANTON, Calif., Aug. 29, 2012 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2012 fourth quarter and year ended June 30, 2012.

Fourth Quarter 2012 Results

Revenues for the fourth quarter of fiscal 2012 were $17.0 million, which compares to $16.8 million for the fourth quarter of fiscal 2011 and $17.5 million for the previous quarter of fiscal 2012. Adept reported a GAAP net loss of $358,000, or $0.04 per share in the fourth quarter of fiscal 2012, which compares to a net loss of $686,000, or $0.08 per share in the fourth quarter of fiscal 2011, and a net loss of $1.5 million, or $0.16 per share in the previous quarter.

Gross margin was 41.5% of revenue in the fourth quarter of fiscal 2012, compared to 45.3% of revenue in the fourth quarter of fiscal 2011 and 41.1% in the previous quarter. The decrease in gross margin is the result of lower margin product mix including higher disk drive sales and currency exchange due to an unfavorable Euro rate during the fourth quarter.

Operating expenses in the fourth quarter of fiscal 2012 were $7.6 million, compared to $8.8 million for the same period last year and $8.3 million in the previous quarter. The decrease primarily resulted from the full consolidation of the Denmark entity in the current quarter compared to the fourth quarter of fiscal 2011, as well as increased streamlining of our operating costs and efficiencies. Operating loss for the fourth quarter of fiscal 2012 was $531,000, which compares to operating loss of $1.2 million for the fourth quarter of fiscal 2011 and an operating loss of $1.2 million in the previous quarter.

Adept's adjusted EBITDA loss was $341,000 in the fourth quarter of fiscal 2012, compared with adjusted EBITDA of $194,000 in the fourth quarter of fiscal 2011 and adjusted EBITDA loss of $51,000 in the previous quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept ended the year with cash and cash equivalents of $8.7 million at June 30, 2012, compared to $6.0 million at March 31, 2012 and $8.6 million at June 30, 2011.

Fiscal Year 2012 Results

Revenues for the fiscal year ended June 30, 2012 grew 15.2% to $66.2 million, compared to $57.5 million for fiscal 2011, reflecting strength in the Company's core markets, as well as growth in our new initiatives of Mobile Robots and Packaging Solutions. The Company reported a GAAP net loss for the year of $3.7 million, or $0.40 per share, which compares to a net loss of $6.8 million, or $0.77 per share in fiscal 2011.

Gross margin was 42.3% of revenue in fiscal 2012, compared with 43.3% in fiscal 2011. The decrease in gross margin is the result of lower margin product mix and currency exchange due to an unfavorable Euro rate during the year.

Operating expenses for the year were $31.1 million, down 1% compared to $31.4 million in fiscal 2011. The decrease in operating expenses is primarily the result of lower stock compensation expense in the current year and cost savings from the continued streamlining of our overhead costs and processes, which were partially offset by increased R&D expense and restructuring expense due to the consolidation of our Denmark facility.

Adept's adjusted EBITDA loss was $53,000 for fiscal 2012, compared with adjusted EBITDA loss of $1.2 million in fiscal 2011. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

"Fiscal 2012 was marked by the achievement of many significant milestones for Adept," said John Dulchinos, president and chief executive officer of the Company. "Revenues grew more than 15% as we achieved our first meaningful contribution from our acquisitions of MobileRobots and InMoTx as well as receiving validation from key customers for our first application solutions in the semiconductor market for our Mobile Robot business and the fresh cut market for our packaging business. Leading customers such as Philips and Earthbound Farms are strong proof that our innovative technology and solutions are providing significant value to customers in both traditional automation markets such as electronics as well as new robotics markets such as food packaging and warehousing, and represent a significant growth opportunity for our company. During the year we also substantially increased our operating leverage as we consolidated our Denmark entity allowing yearly operating expenses to remain flat as revenues grew."

Dulchinos continued, "Going into the fourth quarter, we continued to see customer validation and interest for our Mobile Robot and Packaging Solutions.  However as the quarter came to a close we began to experience the impact of the European economic downturn which may accentuate what is normally a seasonally slow first quarter.  We are executing to plan and remain committed to investing in Packaging Solutions and Mobile Robots to ensure that we are positioned to take advantage of the substantial growth opportunities we are facing. Our public common stock offering in June 2012 raised some funds in this effort and we continue to review ways to deliver on our growth objectives."

Recent Highlights

  Implemented additional cells to Earthbound Farms and completed a strategic development agreement with this leader in fresh cut produce organic food companies.
  Selected by a major semiconductor manufacturer for the automated transport of semiconductor wafer cassettes.
  Introduced Adept SPC-4200 and Adept SPH-2200 semiconductor SMIF Pod transfer and exchange material handling solutions based on Adept's Mobile Robot technology.
  Introduced new Adept ClamPAC(TM) robotic Packaging Automation Cell, which gently packs clamshells into cases at high speeds, and is designed to reduce the total cost of ownership by delivering a standardized, fully integrated solution that can be dropped into any line.

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, senior vice president and chief financial officer, will host an investor conference call today, August 29, 2012 at 5:00 P.M Eastern Time, to review the Company's financial and operating performance for the fiscal 2012 fourth quarter and full fiscal year 2012. The call may also include statements regarding the Company's anticipated operations during fiscal 2013. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 877-941-6009. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call (800) 406-7325 and enter the passcode 4532388#.

Company Profile

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present adjusted EBITDA (loss), which we define as earnings before interest income, income taxes, depreciation and amortization, goodwill impairment, stock compensation expense, restructuring charges, and merger and acquisition-related expenses, as a relevant measure of core operational performance. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it has been used as a basis for Adept's incentive compensation programs for our management team in fiscal 2011 and 2012 and a modified version of adjusted EBITDA is used in the Company's covenants for its line of credit.

Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net loss to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued and restructuring charges could occur in the event of future corporate reconfiguration. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net loss is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for liquidity, revenues and cash flow, opportunities in our core markets and potential new markets, and our ability to grow our customer base and revenues through our MobileRobots and InMoTx acquisitions to establish our Mobile Robot business and grow our Packaging Solutions business. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in restructuring actions, M&A activities and other expense-related matters; the impact of integrating our acquired businesses and growth plans on our limited cash resources and requirements of our credit facility; the impact of the acquired companies on the Company's operations; the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2011, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	June 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$8,722	$8,627
Accounts receivable, less allowance for doubtful accounts of $629 at June 30, 2012 and $698 at June 30, 2011	11,905	10,883
Inventories	7,954	9,547
Other current assets	514	416
Total current assets	29,095	29,473

Property and equipment, net	2,292	1,769
Goodwill	2,967	2,967
Intangible assets	1,686	2,152
Other assets	121	774
Total assets	$36,161	$37,135

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,183	$8,165
Accrued payroll and related expenses	2,006	2,214
Accrued warranty	1,243	1,116
Line of credit, short-term	5,500	--
Other accrued liabilities	2,040	1,157
Total current liabilities	16,972	12,652

Long-term liabilities:
Tax liabilities, long-term	399	1,364
Line of credit, long-term	--	3,900
Other long-term liabilities	446	397
Total liabilities	17,817	18,313

Total stockholders' equity	18,344	18,822
Total liabilities and stockholders' equity	$36,161	$37,135

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Revenues	$16,972	$16,802	$66,219	$57,505
Cost of revenues	9,929	9,193	38,219	32,604
Gross margin	7,043	7,609	28,000	24,901
Operating expenses:
Research, development and engineering	2,015	2,673	8,714	8,209
Selling, general and administrative	5,401	5,921	20,701	22,189
Restructuring charges, including accelerated stock compensation expense	42	67	1,256	662
Amortization of other intangibles	116	136	466	349
Total operating expenses	7,574	8,797	31,137	31,409

Operating loss	(531)	(1,188)	(3,137)	(6,508)

Interest expense, net	(78)	(60)	(250)	(124)
Currency exchange gain (loss)	(343)	455	(732)	(188)

Loss before income taxes	(952)	(793)	(4,119)	(6,820)
Benefit from income taxes	(594)	(107)	(396)	(56)
Net loss	($358)	($686)	($3,723)	($6,764)

Basic and diluted net loss per share	($0.04)	($0.08)	($0.40)	($0.77)

Shares used in computing basic and diluted per share amounts	9,491	8,961	9,386	8,802

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA (Loss)
(in thousands)

	Three Months ended	Three Months ended	Three Months ended
	June 30, 2012	March 31, 2012	June 30, 2011

Net loss	($358)	($1,538)	($686)
Interest expense, net	78	59	60
Income taxes	(594)	157	(107)
Depreciation	179	212	266
Amortization of intangibles	116	117	136
Stock compensation expense	196	151	458
Restructuring charges	42	791	67
Merger and acquisition expenses	—	—	—
Adjusted EBITDA (loss)	($341)	($51)	$194

	Twelve Months ended	Twelve Months ended
	June 30, 2012	June 30, 2011

Net loss	($3,723)	($6,764)
Interest expense, net	250	124
Income taxes	(396)	(56)
Depreciation	893	1,063
Amortization of intangibles	466	349
Stock compensation expense	1,201	2,578
Restructuring charges	1,256	662
Merger and acquisition expenses	—	884
Adjusted EBITDA (loss)	($53)	($1,160)
CONTACT: Lisa Cummins
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com